TII INDUSTRIES, INC. AND SUBSIDIARIES
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

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

                                                     Three Months Ended        Six Months Ended
                                                          December                  December
                                                    27, 1996     29, 1995     27, 1996     29, 1995
                                                   ----------   ----------   ----------   ----------
PRIMARY EARNINGS PER SHARE
Shares used in computing earnings per share:
   Weighted average number of shares of
     common stock outstanding                       7,430,000    7,066,000    7,430,000    6,486,000
   Weighted average number of shares of
     class B common stock outstanding                    --           --           --        370,000
   Weighted average number of shares of
     Series A preferred stock outstanding                --           --           --        159,000
   Incremental shares attributed to common stock
     equivalents - options and warrants               447,000      703,000      413,000      831,000
                                                   ----------   ----------   ----------   ----------
                                                    7,877,000    7,769,000    7,843,000    7,846,000
                                                   ==========   ==========   ==========   ==========

Earnings:
   Net profit                                      $  905,000   $  895,000   $1,657,000   $1,334,000
   Add:  Interest expense reduction                    22,000         --         32,000         --
                                                   ----------   ----------   ----------   ----------
                                                   $  927,000   $  895,000   $1,689,000   $1,334,000
                                                   ==========   ==========   ==========   ==========


Earnings per common and common equivalent share    $     0.12   $     0.12   $     0.22   $     0.17
                                                   ==========   ==========   ==========   ==========


FULLY DILUTED EARNINGS PER SHARE

Shares used in computing earnings per share:
   Weighted average number of shares outstanding    7,430,000    7,066,000    7,430,000    6,486,000
   Weighted average number of shares of
     class B common stock outstanding                    --           --           --        370,000
   Weighted average number of shares of
     Series A preferred stock outstanding                --           --           --        159,000
   Incremental shares attributed to common stock
     equivalents - options and warrants               447,000      810,000      413,000      884,000
   OPIC loan                                          300,000      300,000      300,000      300,000
                                                   ----------   ----------   ----------   ----------

                                                    8,177,000    8,176,000    8,143,000    8,199,000
                                                   ==========   ==========   ==========   ==========

Earnings:
   Net profit                                      $  905,000   $  895,000   $1,657,000   $1,334,000
   Add:  Interest expense reduction                    41,000       19,000       70,000       38,000
                                                   ----------   ----------   ----------   ----------

                                                   $  946,000   $  914,000   $1,727,000   $1,372,000
                                                   ==========   ==========   ==========   ==========

Earnings per common and common equivalent share    $     0.12   $     0.11   $     0.21   $     0.17
                                                   ==========   ==========   ==========   ==========
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